Exhibit 10.1
September 30, 2008

Agreement on Cooperation

This Agreement on Cooperation (“AOC”) is dated September 30, 2008 and is executed by and between Well Lead Group Limited, a company organized and existing under the laws of the British Virgin Islands (hereinafter referred to as “Party A”), and Pacific Asia Petroleum, Inc., a company formed and existing under the laws of the State of Delaware, the United States of America (hereinafter referred to as “Party B”).  Party A and Party B are jointly referred to as the “Parties” or individually referred to as “Party”.

WITNESSETH:

WHEREAS, Party A has a 49% interest in Northeast Oil (China) Development Company Ltd., a company that is incorporated in Hong Kong and owns a 95% interest in the oilfield blocks Fu710 and Meilisi723 which are located in the Fulaerjiqu Oilfield in Qiqihar City, the Heilongjiang Province in the People’s Republic of China (the “Oil Blocks”);

WHEREAS, Party A and Party B have met several times discussing their intent to reach a mutually acceptable agreement whereby Party B will acquire a minimum 25% interest in Northeast Oil (China) Development Company Ltd. (the “Interest”);

WHEREAS, the Oil Blocks have existing production with additional wells to be drilled over the next couple of years and according to public information, an independent valuer has estimated the value of the Oil Blocks at approximately 1.8 billion Hong Kong Dollar (HK$);

WHEREAS, Party A and Party B, based on their own analyses, wish to define the basic terms for Party B to acquire from Party A the Interest and set out such basic terms in a draft term sheet; and

WHEREAS, Party A and Party B will continue to conduct technical analysis, financial analysis, due diligence and negotiations in regards to Party B acquiring such Interest.

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereto agree as follows:

1.	Party A and Party B have developed the attached Term Sheet which is incorporated herein and which sets out the basic terms of cooperation.

2.	Party A and Party B agree to use commercially reasonable efforts to negotiate and enter into a mutually acceptable Sale and Purchase Agreement pursuant to the schedule as set out in the attached Term Sheet, subject to Party B’s satisfactory due diligence review and analysis of the Oil Blocks, Interest and proposed transaction.

3.	Party A will hold the Oil Blocks for the exclusive acquisition of the Interest by Party B until a Sales and Purchase Agreement is signed, but no later than November 30, 2008.

4.
In consideration for the exclusivity provided by Party A for such acquisition through to November 30, 2008, and Party A’s full good faith cooperation in Party B’s due diligence review and analyses of the Oil Blocks, Interest and proposed transaction, which Party A hereby agrees to provide, Party B agrees to unconditionally issue to Party A 25,000 shares of common stock of Pacific Asia Petroleum, Inc. which is currently traded on the Over the Counter market in the United States. Alternatively, Party A shall have the sole option (to be advised to Party B within 10 days of the date of this Agreement) to require Party B to pay to the bank account as stipulated by Party A the non-refundable sum of US$ 50,000 within 5 working days upon the receipt of a written notice from Party A, instead of issuing the 25,000 shares of common stock.

5.
If at any time prior to the execution of the Sales and Purchase Agreement, Party A (other than due to Party B’s fault) terminates the Transaction contemplated in this AOC , Party A will compensate Party B with a cash payment of US$100,000 as full and final settlement for the termination within 5 working days. Upon termination or expiration of this Agreement, Party B shall forthwith return or destroy all confidential information with all copies thereof obtained from or provided by Party A during the due diligence.

6.
The Parties agree that, unless otherwise agreed in writing, each Party will bear its own respective costs and expenses (including, but not limited to, travel expenses and attorney’s fees) incurred by them in pursuing the transactions contemplated herein, whether or not such transactions are consummated.

7.
Each party shall not disclose the content of this Agreement, any information regarding this transaction save to the extent that any announcement is required by law, the regulatory body or any stock exchange. Party B will provide to Party A an advance copy for its review of any announcement it proposes to make regarding this transaction, and shall incorporate any reasonable revisions thereto proposed by Party A.

8.	This AOC is governed by and shall be construed in accordance with the laws of the Hong Kong Special Administrative Region of the People’s Republic of China.

9.	No amendments, changes or modifications to this AOC shall be valid except if the same are in writing and signed by a duly legal person or an authorized representative of each Party herein.

10.	This Agreement may be executed in one or more counterparts, each of which will be considered an original instrument, but all of which will be considered one and the same agreement, and will become binding when one or more counterparts have been signed by each of the parties and delivered to each of the parties.

IN WITNESS WHEREOF, the duly authorized representatives of the Parties have caused this Agreement on Cooperation to be executed on the date first written above.

Party A:  Well Lead Group Limited

/s/ Au Kin Keung
Name : Au Kin Keung
Position : Director

Party B:  Pacific Asia Petroleum, Inc.

/s/ Frank C. Ingriselli
Name : Frank C. Ingriselli
Position : President & CEO